InspireMD Announces Opening of First Two CGuard™ EPS Centers of Excellence

Tel Aviv, Israel— July 23, 2018 - InspireMD, Inc. (NYSE AMER: NSPR), developer of the CGuard™ Embolic Prevention System (EPS) for the prevention of stroke caused by the treatment of carotid artery disease, today announced that it has established its first two Centers of Excellence (COE) at leading hospitals in Europe.

The first COE is at the Augusta Hospital Clinic for Vascular Surgery in Düsseldorf, Germany and is led by Prof. Ralf Kolvenbach, Head of the Cardiovascular Diseases Department and Medical Director of the Catholic Hospitals. Prof. Kolvenbach is one of the leading vascular surgeons in Germany and treats a significant number of patients suffering form carotid artery disease. The second COE is at the Maria Cecilia Hospital, in Cotignola, Italy and is led by Dr. Alberto Cremonesi, Chief of the Cardiovascular Department and a leading interventional cardiologist in Italy, also treating a large number of patients suffering from carotid artery disease.

The Augusta Hospital Clinic for Vascular Surgery and Maria Cecilia Hospital recently held their first workshop, which covered the indications and strategies for the use of CGuard™ EPS. This included lectures and proctoring of live cases to illustrate the advantages of the minimally invasive carotid artery revascularization procedures using CGuard™ EPS versus endarterectomy, which is the more commonly utilized surgical approach.

“We are privileged to have established these first two CGuard™ EPS Centers of Excellence at two of the leading hospitals in Germany and Italy, which are key markets for CGuard,” commented James Barry, PhD, Chief Executive Officer of InspireMD. “COEs are a key element in our broader strategy to educate and convert vascular surgeons and interventionalist away from the more invasive surgical carotid endarterectomy procedure and towards CGuardTM EPS in the treatment of patients with carotid artery disease given the sustained safety and embolic and stroke prevention benefits clinically seen with the CGuard™ EPS. Converting physicians away from treating carotid artery disease with surgery will result in a significant increase in the addressable market for our product, which we believe is a billion-dollar product category in carotid artery procedures alone. The goal of these COEs is to train, educate and share experiences among both surgeons and interventionalists to incorporate CGuard™ EPS into their daily practice as the system of choice for carotid revascularization and stroke prevention. We look forward to announcing additional COEs as we continue to execute on our strategy.”

Agustin Gago, EVP and Chief Commercial Officer of InspireMD, noted, “The initial workshops held at both the Augusta Hospital Clinic for Vascular Surgery and at the Maria Cecilia Hospital were well attended and illustrate the growing interest among vascular surgeons as well as interventionalists in CGuard™ EPS, which utilizes our patented MicroNet® technology.”

About InspireMD, Inc.

InspireMD has developed the CGuardTM Embolic Protection System to aid vascular surgeons and other medical specialists to guard against the debilitating effects of stroke caused by carotid artery disease, one of the highest risk factors of this condition. CGuardTM EPS, with its patented MicroNet® and SMARTFITTM technologies, provides a minimally invasive, safe and effective alternative to surgery and other interventions with their associated risk factors. InspireMD intends to pursue further applications of its platform MicroNet® technology in neurovascular, coronary and peripheral artery procedures.

Forward-looking Statements

This press release contains “forward-looking statements.” Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) market acceptance of our existing and new products, (ii) negative clinical trial results or lengthy product delays in key markets, (iii) an inability to secure regulatory approvals for the sale of our products, (iv) intense competition in the medical device industry from much larger, multinational companies, (v) product liability claims, (vi) product malfunctions, (vii) our limited manufacturing capabilities and reliance on subcontractors for assistance, (viii) insufficient or inadequate reimbursement by governmental and other third party payers for our products, (ix) our efforts to successfully obtain and maintain intellectual property protection covering our products, which may not be successful, (x) legislative or regulatory reform of the healthcare system in both the U.S. and foreign jurisdictions, (xi) our reliance on single suppliers for certain product components, (xii) the fact that we will need to raise additional capital to meet our business requirements in the future and that such capital raising may be costly, dilutive or difficult to obtain and (xiii) the fact that we conduct business in multiple foreign jurisdictions, exposing us to foreign currency exchange rate fluctuations, logistical and communications challenges, burdens and costs of compliance with foreign laws and political and economic instability in each jurisdiction. More detailed information about the Company and the risk factors that may affect the realization of forward looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC’s web site at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Investor Contacts:

InspireMD, Inc.

Craig Shore

Chief Financial Officer

Phone: 1-888-776-6804 FREE

Email: craigs@inspiremd.com

Crescendo Communications, LLC

David Waldman

Phone: (212) 671-1021

Email: NSPR@crescendo-ir.com